Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS

OF BALSALAZIDE STUDY

- STUDY RECEIVES ASTRO RESIDENT CLINICAL RESEARCH AWARD -

RALEIGH, NC, October 13, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced results of a study entitled “Randomized, Double-Blind, Placebo-Controlled Trial of Balsalazide in the Prevention of Acute Radiation Enteritis as a Consequence of Pelvic Radiotherapy.” Christopher Jahraus, M.D., a radiation oncologist with the Department of Radiation Medicine, University of Kentucky College of Medicine, presented the abstract and oral proceedings of the study results on Wednesday, October 6 at the 46th Annual Meeting of the American Society for Therapeutic Radiology and Oncology.

Acute Radiation Enteritis (ARE) is experienced by approximately 75% of patients receiving radiation therapy for cancers located in the pelvic region, such as prostate and cervical cancers. Symptoms of ARE include incontinence, severe diarrhea, tenesmus and rectal bleeding. The utility of 5-amino salicylic acid (5-ASA) in the prevention of ARE has been limited by inefficient delivery of 5-ASA to the colon. The ability of balsalazide to deliver high concentrations of active 5-ASA to the distal colon and rectum has generated renewed interest in investigating the utility of 5-ASA in the prevention of ARE in patients receiving radiation therapy secondary to cancers of the pelvic region.

In this double-blind, placebo-controlled, randomized trial, patients with prostate or cervical cancer were given three COLAZAL® (balsalazide disodium) Capsules 750 mg, or matching placebo, twice daily beginning 5 days prior to radiation therapy, throughout the course of radiation therapy, and continuing for 2 weeks after completion of radiation therapy for prostate and cervical cancer. Toxicities associated with radiation treatment were graded according to standardized National Cancer Institute criteria which include proctitis, diarrhea, dysuria, weight loss, fatigue, nausea and vomiting. The incidence and severity of proctitis, the most troublesome toxicity commonly associated with radiation therapy, was decreased by more than half in patients receiving balsalazide compared to patients receiving placebo. Diarrhea, dysuria and fatigue were appreciably lower in patients receiving balsalazide compared to patients receiving placebo. Nausea and vomiting were low in both groups; however, there was no significant difference between the two groups. Patients receiving placebo lost an average of 3 pounds; whereas patients receiving balsalazide gained weight on average. The conclusion of the study was that balsalazide disodium offers a significant potential to prevent or reduce symptoms of acute radiation enteritis in patients receiving radiation therapy for pelvic cancers.

Commenting on the study abstract, Christopher D. Jahraus, M.D., chief resident, Department of Radiation Medicine, University of Kentucky College of Medicine, stated, “With more than 500,000 new pelvic cancers estimated to be diagnosed in the United States this year, and with many of these being treated with pelvic radiotherapy, we feel the results of our research could have a profound, positive impact on this large group of patients. Furthermore, current trends in radiotherapy for prostate cancer, in particular, favor escalating doses, and COLAZAL may help facilitate this without compromising patient tolerance. We are very enthusiastic about our present findings and look forward to confirming the results of our study in a nationwide trial, preferably in the setting of a cooperative group study.”

Pelvic Cancer Background

The American Cancer Society estimates that over 500,000 cases of pelvic cancer will be diagnosed in the United States during 2004. Pelvic cancers represent more than 35% of all new diagnoses of cancer in the United States currently. Prostate cancer accounts for more than 230,000 of these pelvic cancer cases. Prostate cancer is the single most common cancer in men, representing 33% of all new cancer diagnoses in men.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. COLAZAL® is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. A granulated mesalamine product also is under development.

For full prescribing information on COLAZAL, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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